QNETIC CORPORATION

SERIES SEED-1 PREFERRED STOCK PURCHASE AGREEMENT

This Series Seed-1 Preferred Stock Purchase Agreement, dated as of 23 October 2025 (this "**Agreement**"), is between QNETIC CORPORATION, a Delaware corporation (the "**Company**"), [Dar al Majd Consulting Engineers Co, Registered in Kingdom of Saudi Arabia, under Commercial Registration No. 1010318596] (the "**Investor**"), and the Key Holders set forth on the signature page hereto (the "**Key Holders**").

The parties hereby agree as follows:

1. **Purchase and Sale of Shares**.

1.1 **Sale and Issuance of Shares**.

(a) Subject to this Agreement, the Investor agrees to purchase from the Company, and the Company agrees to sell and issue to the Investor, a total of [5,464,480] shares of Series Seed-1 Preferred Stock, $0.0001 par value per share (collectively, the "**Shares**"), at the purchase price of $[0.9150] per share.

(b) In accordance with the directions of the Company's Board of Directors, the Company will use the proceeds from the sale of the Shares for general corporate purposes, provided that the first $4,000,000 of the proceeds from the Investor shall be used as necessary or appropriate to accomplish the following achievements:

- Vega prototype reaches final configuration and is ready to drive to full speed (12,000 rpm), 75-80% RTE and start long-term durability testing;
- Q500 concept design is complete and ready for finalization of detailed engineering and design for manufacture;
- Pulsar rotor manufacturer partnership confirmed and ready to engage in detailed rotor DFM, rotor tooling and prototypes manufacture;
- Sacramento Factory options defined, with layout concept, ready to pay lease deposit and commence tenant improvements/customizations.

1.2 **Closing; Delivery**.

(a) The purchase and sale of the Shares shall take place remotely via the exchange of documents and signatures in multiple closings at such time and place as the Company and the Investor mutually agree upon, orally or in writing (the term "**Closing**" shall apply to each such closing unless otherwise specified, and the term "**Initial Closing**" means the first Closing hereunder).

(b) At each Closing, the Company shall deliver to the Investor a certificate representing the Shares being purchased by such Investor at such Closing (or other evidence of share ownership) against payment of the purchase price therefor by check payable to the Company, or by wire transfer to a bank account designated by the Company.

(c) Without limiting the generality of the foregoing Sections 1.2(a) and 1.2(b), the Company and the Investor hereby agree that the sale of the shares of Series Seed-1 Preferred Stock to the Investor shall take place as scheduled below:

- First, [1,092,896] shares for a total of $1,000,000, of which the purchase price has been fully paid on June 17, 2025;

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- Second, [1,092,896] shares for a total of $1,000,000, of which the purchase price has been fully paid on July 31, 2025;

- Third, [546,448] shares for a total of $500,000, of which the purchase price has been fully paid on August 18, 2025;

- Fourth, [1,639,344] shares for a total of $1,500,000 of which the purchase price has been fully paid on October 20, 2025; and

- Fifth, [1,092,896] shares for a total of $1,000,000 if the Company achieves the following milestone on or before [November 15, 2025] (the "**Last Tranche Milestone**") – evidence of a duly executed lease agreement with the landlord for the Sacramento factory.

1.3 **Defined Terms.** In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings set forth below.

(a) "**Affiliate**" means, with respect to any specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such Person, including, without limitation, any general partner, managing member, officer, director or trustee of such Person, or any venture capital fund or other investment fund now or hereafter existing that is controlled by one or more general partners, managing members or investment advisers of, or shares the same management company or investment adviser with, such Person.

(b) "**Board of Directors**" means the board of directors of the Company.

(c) "**Certificate of Incorporation**" means the Company's Amended and Restated Certificate of Incorporation, as amended and/or restated from time to time.

(d) "**Code**" means the Internal Revenue Code of 1986, as amended.

(e) "**Common Stock**" means shares of the Company's common stock.

(f) "**Convertible Securities**" means simple agreements for future equity issued by the Company prior to the date of this Agreement.

(g) "**DGCL**" means the Delaware General Corporation Law, as amended or superseded from time to time.

(h) "**Dispute Resolution Courts**" shall mean the state courts of Delaware and the United States District Court for the District of Delaware.

(i) "**Direct Listing**" means the initial listing of the Common Stock (or other equity securities of the Company) on the Nasdaq Stock Market, the New York Stock Exchange or another exchange or marketplace approved by the Board of Directors by means of an effective registration statement filed by the Company with the SEC, without a related underwritten offering of such Common Stock (or other equity securities).

(j) "**Holders**" means the Investor and the Key Holders, together with any subsequent investors, stockholders, option holders or transferees (as applicable) who become parties to this Agreement in accordance with this Agreement.

(k) "**IPO**" means the Company's first underwritten public offering of its Common Stock under the Securities Act.

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(l) "**Key Holder Securities**" means Common Stock held by the Key Holders (whether now outstanding or hereafter issued in any context) and Common Stock issued or issuable upon exercise or conversion, as applicable, of stock options, warrants or convertible securities of the Company, in each case now owned or subsequently acquired by the Key Holders.

(m) "**Knowledge**" including the phrase "**to the Company's knowledge**" means the actual knowledge of the executive officers of the Company.

(n) "**Material Adverse Effect**" means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property or results of operations of the Company.

(o) "**Person**" means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(p) "**Preferred Stock**" means shares of the Company's preferred stock.

(q) "**Restricted Securities**" means the securities of the Company required to be notated with the first two legends set forth in Section 5.2 hereof.

(r) "**Sanctioned Party**" means any Person: (i) organized under the laws of, ordinarily resident in, or located in a country or territory that is the subject of comprehensive Sanctions ("**Restricted Countries**")); (ii) 50% or more owned or controlled by the government of a Restricted Country; or (iii) (A) designated on a sanctioned parties list administered by the United States, European Union, or United Kingdom, including, without limitation, the U.S. Department of the Treasury's Office of Foreign Assets Control's Specially Designated Nationals and Blocked Persons List, Foreign Sanctions Evaders List, Sectoral Sanctions Identification List, the Consolidated List of Persons, Groups, and Entities Subject to EU Financial Sanctions, and the UK's Consolidated Sanctions List (collectively, "**Designated Parties**"); or (B) 50% or more owned or, where relevant under applicable Sanctions, controlled, individually or in the aggregate, by one or more Designated Party, in each case only to the extent that dealings with such Person is are prohibited pursuant to applicable Sanctions.

(s) "**Sanctions**" means applicable laws and regulations pertaining to trade and economic sanctions administered by the United States, European Union, or United Kingdom.

(t) "**SEC**" means the U.S. Securities and Exchange Commission.

(u) "**SEC Rule 144**" means Rule 144 promulgated by the SEC under the Securities Act.

(v) "**Securities Act**" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(w) "**SPAC Transaction**" means a transaction or series of related transactions by merger, consolidation, share exchange or otherwise of the Company with a publicly-traded "special purpose acquisition company" or its subsidiary (collectively, a "**SPAC**"), immediately following the consummation of which the common stock or share capital of the SPAC or its successor entity is listed on the Nasdaq Stock Market, the New York Stock Exchange or another exchange or marketplace approved by the Board of Directors.

(x) "**Voting Securities**" means any securities of the Company that the holders of which are entitled to vote for members of the Board of Directors, including without limitation, all Common Stock and Preferred Stock, by whatever name called, now owned or subsequently acquired, however acquired, whether through stock splits, stock dividends, reclassifications, recapitalizations, similar events or otherwise.

2. **Representations and Warranties of the Company**. The Company hereby represents and warrants to the Investor that, except as set forth on the Disclosure Schedule attached as Exhibit A, which

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exceptions shall be deemed to be part of the representations and warranties made hereunder, the following representations are materially true and correct as of the date of the Initial Closing, except as otherwise indicated. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in this Section 2, and the disclosures in any section of the Disclosure Schedule shall qualify other sections in this Section 2 only to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections.

2.1 **Organization, Good Standing, Corporate Power and Qualification**. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and as presently proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

2.2 **Capitalization.**

(a) The authorized capital of the Company consists, immediately prior to the Initial Closing, of:

(i) [28,000,000] shares of Common Stock, $0.0001 par value per share, [8,039,998] shares of which are issued and outstanding immediately prior to the Initial Closing.

(ii) [12,784,827] shares of Preferred Stock, $0.0001 par value per share, of which [5,464,480] shares have been designated Series Seed-1 Preferred Stock (the "**Series Seed-1 Preferred Stock**"), [2,902,494] shares have been designated Series Seed-2 Preferred Stock (the "**Series Seed-2 Preferred Stock**"), [1,800,154] shares have been designated Series Seed-3 Preferred Stock (the "**Series Seed-3 Preferred Stock**"), [1,087,693] shares have been designated Series Seed-4 Preferred Stock (the "**Series Seed-4 Preferred Stock**"), and [1,530,006] shares have been designated Series Seed-5 Preferred Stock (the "**Series Seed-5 Preferred Stock**", and together with Series Seed-1 Preferred Stock, Series Seed-2 Preferred Stock, Series Seed-3 Preferred Stock, and Series Seed-4 Preferred Stock, collectively, the "**Series Seed Preferred Stock**"), in each case none of which are issued and outstanding immediately prior to the Initial Closing. The rights, privileges and preferences of the Preferred Stock are as stated in the Certificate of Incorporation and as provided by the DGCL. The Company has issued Convertible Securities that will convert into an aggregate of [7,320,347] shares of Series Seed Preferred Stock as of the Initial Closing.

(b) The Company has reserved [6,496,887] shares of Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its 2023 Stock Incentive Plan (the "**Stock Plan**"), duly adopted by the Board of Directors and approved by the Company stockholders. Of such reserved Common Stock, [4,311,164] shares have been issued pursuant to restricted stock purchase agreements or are subject to options that have been granted and are currently outstanding, and the remainder are available for issuance to officers, directors, employees and consultants pursuant to the Stock Plan.

(c) Except for (i) the conversion privileges of the Shares to be issued under this Agreement; (ii) the rights provided in this Agreement; and (iii) the securities and rights described in Sections 2.2(a)(ii) and 2.2(b) of this Agreement and Section 2.2(c) of the Disclosure Schedule, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from the Company any Common Stock or Preferred Stock, or any securities convertible into or exchangeable for Common Stock or Preferred Stock. All outstanding Common Stock and all Common Stock underlying outstanding options are subject to a right of first refusal in favor of the Company upon any proposed transfer (other than transfers for estate planning purposes).

2.3 **Authorization.** All corporate action required to be taken by the Board of Directors and stockholders in order to authorize the Company to enter into this Agreement, and to issue the Shares at the Closing and the Common Stock issuable upon conversion of the Shares, has been taken or will be taken prior to the applicable Closing. This Agreement, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium,

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fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors' rights generally; or (b) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

2.4 **Valid Issuance of Shares**. The Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, applicable state and federal securities laws and liens or encumbrances created by or imposed by the Investor. Assuming the accuracy of the representations of the Investor in this Agreement and subject to the filings described in this Agreement, the Shares will be issued in compliance with all applicable federal and state securities laws. The Common Stock issuable upon conversion of the Shares has been duly reserved for issuance, and upon issuance in accordance with the terms of the Certificate of Incorporation, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under this Agreement, applicable federal and state securities laws and liens or encumbrances created by or imposed by the Investor. Assuming the accuracy of the representations of the Investor in this Agreement, the Common Stock issuable upon conversion of the Shares will be issued in compliance with all applicable federal and state securities laws.

2.5 **Litigation**. There is no claim, action, suit, proceeding, arbitration, complaint, charge or investigation pending or to the Company's knowledge, currently threatened in writing against the Company.

3. **Representations and Warranties of the Investor**. The Investor hereby represents and warrants to the Company that:

3.1 **Authorization**. The Investor has full power and authority to enter into this Agreement. This Agreement, when executed and delivered by the Investor, will constitute valid and legally binding obligations of the Investor, enforceable against such Investor in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and any other laws of general application affecting enforcement of creditors' rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

3.2 **Purchase Entirely for Own Account**. This Agreement is entered with the Investor in reliance upon the Investor's representation to the Company, which by the Investor's execution of this Agreement, the Investor hereby confirms, that the Shares to be acquired by the Investor will be acquired for investment for the Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Investor further represents that the Investor does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Shares. The Investor has not been formed for the specific purpose of acquiring the Shares.

3.3 **Disclosure of Information**. The Investor has had an opportunity to discuss the Company's business, management, financial affairs and the terms and conditions of the offering of the Shares with the Company's management and has had an opportunity to review the Company's facilities. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Investor to rely thereon.

3.4 **Restricted Securities**. The Investor understands that the Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Investor's representations as expressed herein. The Investor understands that the Shares are "restricted securities" under applicable U.S. federal and state securities laws and that, pursuant to these laws, the Investor must hold the Shares indefinitely unless they are registered with the SEC and qualified by state authorities, or an exemption from such registration and qualification requirements is available. The Investor acknowledges that the Company has no obligation to register or qualify the Shares, or the Common Stock into which they may be converted, for resale except to the extent set forth in this Agreement. The Investor further

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acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and on requirements relating to the Company, which are outside of the Investor's control, and which the Company is under no obligation and may not be able to satisfy.

3.5 **No Public Market**. The Investor understands that no public market now exists for the Shares and that the Company has made no assurances that a public market will ever exist for the Shares.

3.6 **Legends**. The Investor understands that the Shares and any securities issued in respect of or exchange for the Shares, may be notated with the legends set forth in Section 5.2 and any legend required by the securities laws of any state to the extent such laws are applicable to the Shares represented by the certificate, instrument or book entry so legended.

3.7 **Accredited Investor**. The Investor is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.8 **Foreign Investors**. If the Investor is not a United States person (as defined by Section 7701(a)(30) of the Code), the Investor hereby represents that it has satisfied itself as to the full observance of the laws of its jurisdiction in connection with any invitation to subscribe for the Shares or any use of this Agreement, including (a) the legal requirements within its jurisdiction for the purchase of the Shares; (b) any foreign exchange restrictions applicable to such purchase; (c) any governmental or other consents that may need to be obtained; and (d) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Shares. The Investor's subscription and payment for and continued beneficial ownership of the Shares will not violate any applicable securities or other laws of the Investor's jurisdiction.

3.9 **No General Solicitation**. Neither the Investor, nor any of its officers, directors, employees, agents, stockholders or partners has either directly or indirectly, including, through a broker or finder (a) engaged in any general solicitation; or (b) published any advertisement in connection with the offer and sale of the Shares.

3.10 **Residence**. The office or offices of the Investor in which it has its principal place of business is identified in the address or addresses of the Investor set forth on the signature page of this Agreement.

3.11 **Sanctions.** Neither the Investor, nor any of its officers, directors, employees, agents, stockholders or partners, is a Sanctioned Party.

4. **Reserved.**

5. **Restrictions on Transfer; Legends.**

5.1 **Transfer Restrictions**. The Preferred Stock and the Key Holder Securities shall not be sold, pledged or otherwise transferred, and the Company shall not recognize and shall issue stop-transfer instructions to its transfer agent with respect to any such sale, pledge or transfer, except upon the conditions specified in this Agreement, which conditions are intended to ensure compliance with the provisions of the Securities Act and that any purchaser, pledgee or transferee is subject to this Agreement. A transferring Holder will cause any proposed purchaser, pledgee or transferee of the Preferred Stock or Key Holder Securities held by such Holder to agree in writing to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement. Each Holder agrees not to sell, assign, transfer, pledge or otherwise dispose of any securities of the Company, or any beneficial interest therein, in violation of any transfer restrictions in the Company's bylaws.

5.2 **Legends**. Each certificate, instrument or book entry representing (a) the Preferred Stock; (b) the Key Holder Securities; and (c) any other securities issued in respect of the securities referenced in clauses (a) and (b) upon any stock split, stock dividend, recapitalization, merger, consolidation or similar event,

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shall (unless otherwise permitted by the provisions of Section 5.3) be notated with legends substantially in the following form:

> THE SECURITIES REPRESENTED HEREBY HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD, PLEDGED OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR A VALID EXEMPTION FROM THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF SAID ACT.
>
> THE SALE, PLEDGE OR TRANSFER OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO, AND IN CERTAIN CASES PROHIBITED BY, THE TERMS AND CONDITIONS OF AN AGREEMENT (INCLUDING THE ATTACHMENTS AND EXHIBITS THERETO), AS MAY BE AMENDED FROM TIME TO TIME. COPIES OF SUCH AGREEMENT (INCLUDING THE ATTACHMENTS AND EXHIBITS THERETO) MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION.
>
> THE VOTING OF THE SECURITIES REPRESENTED HEREBY IS SUBJECT TO THE TERMS AND CONDITIONS OF AN AGREEMENT (INCLUDING THE ATTACHMENTS AND EXHIBITS THERETO), AS MAY BE AMENDED FROM TIME TO TIME. COPIES OF SUCH AGREEMENT (INCLUDING THE ATTACHMENTS AND EXHIBITS THERETO) MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION. BY ACCEPTING ANY INTEREST IN SUCH SECURITIES, THE PERSON ACCEPTING SUCH INTEREST SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF THAT AGREEMENT (INCLUDING THE ATTACHMENTS AND EXHIBITS THERETO).

The Holders consent to the Company making a notation in its records and giving instructions to any transfer agent of the Company's securities in order to implement the restrictions on transfer set forth in this Section 5.

5.3 **Transfers**. The holder of Restricted Securities, by acceptance of ownership thereof, agrees to comply in all respects with the provisions of this Agreement. Before any proposed sale, pledge or transfer of any Restricted Securities, unless there is in effect a registration statement under the Securities Act covering the proposed transaction, the Holder thereof shall give notice to the Company of such Holder's intention to effect such sale, pledge or transfer. Each such notice shall describe the manner and circumstances of the proposed sale, pledge or transfer in sufficient detail and, if reasonably requested by the Company, shall be accompanied at such Holder's expense by either (a) a written opinion of legal counsel who shall, and whose legal opinion shall, be reasonably satisfactory to the Company, addressed to the Company, to the effect that the proposed transaction may be effected without registration under the Securities Act; (b) a "no action" letter from the SEC to the effect that the proposed sale, pledge or transfer of such Restricted Securities without registration will not result in a recommendation by the staff of the SEC that action be taken with respect thereto; or (c) any other evidence reasonably satisfactory to counsel to the Company to the effect that the proposed sale, pledge or transfer of the Restricted Securities may be effected without registration under the Securities Act, whereupon the Holder of such Restricted Securities shall be entitled to sell, pledge or transfer such Restricted Securities in accordance with the terms of the notice given by the Holder to the Company. The Company will not require such a legal opinion or "no action" letter (i) in any transaction that the Company and the Holder agree is in compliance with SEC Rule 144; or (ii) in any transaction in which such Holder distributes Restricted Securities to an Affiliate of such Holder for no consideration; *provided* that, with respect to transfers under the foregoing clause (ii), each transferee agrees in writing to be subject to the terms of this Section 5. Each certificate, instrument or book entry representing the Restricted Securities transferred as above provided shall be notated with, except if such transfer is made pursuant to SEC Rule 144, the appropriate restrictive legend set forth in Section 5.2, except that such certificate, instrument or book entry shall not be notated with such restrictive legend if, in the opinion of counsel for such Holder and the Company, such legend is not required in order to establish compliance with any provisions of the Securities Act.

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6. **Confidentiality**. The Investor agrees that such Investor will keep confidential and will not disclose, divulge or use for any purpose (other than to monitor or make decisions with respect to its investment in the Company) any confidential information obtained from the Company, unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 6 by such Investor); (b) is or has been independently developed or conceived by such Investor without use of the Company's confidential information; or (c) is or has been made known or disclosed to such Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company; *provided, however,* that the Investor may disclose confidential information (i) to its attorneys, accountants, consultants and other professionals to the extent reasonably necessary to obtain their services in connection with monitoring its investment in the Company; (ii) to any prospective purchaser of any Company securities from such Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 6; (iii) to any Affiliate, partner, member, stockholder or wholly owned subsidiary of such Investor in the ordinary course of business, *provided* that such Investor informs such Person that such information is confidential and directs such Person to maintain the confidentiality of such information; or (iv) as may otherwise be required by law, regulation, rule, court order or subpoena, *provided* that such Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure.

7. **Voting Provisions Regarding Board of Directors.**

7.1 **Board Composition**. Each Holder agrees to vote, or cause to be voted, all Voting Securities owned by such Holder, or over which such Holder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of stockholders at which an election of directors is held or pursuant to any written consent of the stockholders, the following persons shall be elected to the Board of Directors:

(a) three individuals who are designated by Key Holders holding a majority of the shares of Common Stock, for so long as any Key Holder holds any shares of Common Stock, who as of the Agreement Date shall be Michael Pratt, Loïc Bastard, and Prasad Mathews.

(b) one individual who is designated by the Investor, for so long as the Investor holds at least [2,732,240] shares of Preferred Stock, which number is subject to appropriate adjustment for any stock splits, stock dividends, combinations, recapitalizations and the like, who as of the Agreement Date shall be [vacant].

7.2 **Removal of Board Members**. Each Holder also agrees to vote, or cause to be voted, all Voting Securities owned by such Holder, or over which such Holder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that:

(a) no director elected, appointed or serving pursuant to Section 7.1 of these Legal Terms may be removed from office other than for cause unless (i) such removal is directed or approved by the affirmative vote of the Person(s), or of the holders of at least the requisite number of the shares of stock, entitled under Section 7.1 to designate that director; or (ii) the Person(s) or group of holders originally entitled to designate or approve such director is no longer so entitled to designate or approve;

(b) any vacancies created by the resignation, removal or death of a director elected, appointed or serving pursuant to Section 7.1 shall be filled pursuant to the provisions of this Section 7; and

(c) upon the request of any Person or group entitled to designate a director as provided in Section 7.1 to remove such director, such director shall be removed.

All Holders agree to execute any written consents required to perform the obligations of this Section 7, and the Company agrees at the request of any Person or group entitled to designate directors to call a special meeting of stockholders for the purpose of electing directors.

7.3 **"Bad Actor" Representations**. Each Person with the right to designate or participate in the designation of a director pursuant to this Agreement hereby represents and warrants that (i) such Person

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has exercised reasonable care to determine whether any "bad actor" disqualifying event described in Rule 506(d)(1)(i)-(viii) promulgated under the Securities Act ("**Disqualification Event**") is applicable to such Person, any director designee designated by such Person pursuant to this Agreement or any of such Person's Rule 506(d) Related Parties (as defined below), except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable; and (ii) no Disqualification Event is applicable to such Person, any member of the Board of Directors designated by such Person pursuant to this Agreement or any of such Person's Rule 506(d) Related Parties, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable. Notwithstanding anything to the contrary in this Agreement, the Investor makes no representation regarding any Person that may be deemed to be a beneficial owner of the Company's voting equity securities held by such Investor solely by virtue of that Person being or becoming a party to (a) this Agreement, as may be subsequently amended; or (b) any other contract or written agreement to which the Company and such Investor are parties regarding (A) the voting power, which includes the power to vote or to direct the voting of, such security; and/or (B) the investment power, which includes the power to dispose, or to direct the disposition of, such security. The Company hereby represents and warrants to the Investor that no Disqualification Event is applicable to the Company or, to the Company's knowledge, any Company Covered Person (as defined below), except for a Disqualification Event as to which Rule 506(d)(2)(ii)–(iv) or (d)(3) is applicable. "Company Covered Person" means, with respect to the Company as an "issuer" for purposes of Rule 506 promulgated under the Securities Act, any Person listed in the first paragraph of Rule 506(d)(1). "Rule 506(d) Related Party" means, with respect to any Person, any other Person that is a beneficial owner of such first Person's securities for purposes of Rule 506(d) under the Securities Act.

7.4 **"Bad Actor" Covenants**. Each Person with the right to designate or participate in the designation of a director pursuant to this Agreement covenants and agrees (i) not to designate or participate in the designation of any director designee who, to such Person's knowledge, is a director designee to whom any Disqualification Event is applicable, except for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable (a "**Disqualified Designee**"); (ii) to exercise reasonable care to determine whether any director designee designated by such Person is a Disqualified Designee; (iii) that in the event such Person becomes aware that any individual previously designated by any such Person is or has become a Disqualified Designee, such Person shall as promptly as practicable take such actions as are necessary to remove such Disqualified Designee from the Board of Directors and designate a replacement designee who is not a Disqualified Designee; and (iv) to notify the Company promptly in writing in the event a Disqualification Event becomes applicable to such Person or any of its Rule 506(d) Related Parties, or, to such Person's knowledge, to any director designee designated by such Person, except, if applicable, for a Disqualification Event as to which Rule 506(d)(2)(ii) or (iii) or (d)(3) is applicable.

8. **Drag-Along Right**.

8.1 **Definitions**. A "**Sale of the Company**" means either: (a) a transaction or series of related transactions in which a Person, or a group of related Persons, acquires from stockholders of the Company shares representing more than 50% of the outstanding voting power of the Company (a "**Stock Sale**"); (b) a transaction that qualifies as a "**Deemed Liquidation Event**" as defined in the Certificate of Incorporation; or (c) a SPAC Transaction.

8.2 **Actions to be Taken**. In the event that (i) the holders of at least a majority of the shares of Common Stock then issued or issuable upon conversion of the shares of Preferred Stock (the "**Selling Investors**"); (ii) the Board of Directors; and (iii) the holders of a majority of the then outstanding shares of Common Stock (other than those issued or issuable upon conversion of the shares of Preferred Stock) held by Key Holders who are then providing services to the Company or its subsidiary as officers, employees or consultants voting as a separate class (collectively, (i)-(iii) are the "**Electing Holders**") approve a Sale of the Company (which approval of the Electing Holders must be in writing), specifying that this Section 8 shall apply to such transaction, then, subject to satisfaction of each of the conditions set forth in Section 8.3 below, each Holder and the Company hereby agree:

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(a) if such transaction requires stockholder approval, with respect to all Voting Securities that such Holder owns or over which such Holder otherwise exercises voting power, to vote (in person, by proxy or by action by written consent, as applicable) all Voting Securities in favor of, and adopt, such Sale of the Company (together with any related amendment or restatement to the Certificate of Incorporation required to implement such Sale of the Company) and to vote in opposition to any and all other proposals that could reasonably be expected to delay or impair the ability of the Company to consummate such Sale of the Company;

(b) if such transaction is a Stock Sale, to sell the same proportion of shares of capital stock of the Company beneficially held by such Holder as is being sold by the Selling Investors to the Person to whom the Selling Investors propose to sell their Voting Securities, and, except as permitted in Section 8.3 below, on the same terms and conditions as the other stockholders of the Company;

(c) to execute and deliver all related documentation and take such other action in support of the Sale of the Company as shall reasonably be requested by the Company; and

(d) to refrain from (i) exercising any dissenters' rights or rights of appraisal under applicable law at any time with respect to such Sale of the Company; or (ii) asserting any claim or commencing any suit challenging the Sale of the Company or this Section 8, or the consummation of the transactions contemplated thereby.

8.3 **Conditions**. Notwithstanding anything to the contrary set forth herein, a Holder will not be required to comply with Section 8.2 above in connection with any proposed Sale of the Company (the "**Proposed Sale**"), unless:

(a) such Holder is not required to agree (unless such Holder is a Company officer or employee) to (i) in connection with the Proposed Sale, any covenant not to compete or covenant not to solicit customers, employees or suppliers of any party to the Proposed Sale), other than a lock-up or market standoff agreement in connection with a SPAC Transaction; or (ii) any release of claims other than a release in customary form of claims arising solely in such Holder's capacity as a stockholder of the Company;

(b) the Holder is not liable for the breach of any representation, warranty or covenant made by any other Person in connection with the Proposed Sale, other than the Company (except to the extent that funds may be paid out of an escrow established to cover breach of representations, warranties and covenants of the Company as well as breach by any stockholder of any identical representations, warranties and covenants provided by all stockholders);

(c) liability shall be limited to such Holder's applicable share (determined based on the respective proceeds payable to each Holder in connection with such Proposed Sale in accordance with the provisions of the Certificate of Incorporation) of a negotiated aggregate indemnification amount that applies equally to all Holders but that in no event exceeds the amount of consideration otherwise payable to such Holder in connection with such Proposed Sale, except with respect to claims related to fraud by such Holder, the liability for which need not be limited as to such Holder;

(d) upon the consummation of the Proposed Sale (i) each holder of each class or series of the capital stock of the Company will receive the same form of consideration for their shares of such class or series as is received by other holders in respect of their shares of such same class or series of stock, and if any holders of any capital stock of the Company are given a choice as to the form of consideration to be received as a result of the Proposed Sale, all holders of such capital stock will be given the same option; *provided, however,* that nothing in this Section 8.3(d) shall entitle any holder to receive any form of consideration that such holder would be ineligible to receive as a result of such holder's failure to satisfy any condition, requirement or limitation that is generally applicable to the Company's stockholders; (ii) each holder of a series of Preferred Stock will receive the same amount of consideration per share of such series of Preferred Stock as is received by other holders in respect of their shares of such same series; (iii) each holder of Common Stock will receive the same amount of consideration per share of Common Stock as is received by other holders in respect of their shares of Common Stock; and (iv) unless waived pursuant to the terms of the Certificate of Incorporation and as may be required by law, the aggregate consideration receivable by all holders of the Preferred Stock and

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Common Stock shall be allocated among the holders of Preferred Stock and Common Stock on the basis of the relative liquidation preferences to which the holders of each respective series of Preferred Stock and the holders of Common Stock are entitled in a Deemed Liquidation Event (assuming for this purpose that the Proposed Sale is a Deemed Liquidation Event) in accordance with the Certificate of Incorporation in effect immediately prior to the Proposed Sale; *provided, however,* that, notwithstanding the foregoing provisions of this Section 8.3(d), if the consideration to be paid in exchange for the Voting Securities held by the Holder pursuant to this Section 8.3(d) includes any securities and due receipt thereof by any Holder would require under applicable law (A) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities; or (B) the provision to any Holder of any information other than such information as a prudent issuer would generally furnish in an offering made solely to "accredited investors" as defined in Regulation D under the Securities Act, the Company may cause to be paid to any such Holder in lieu thereof, against surrender of the Voting Securities held by the Holder, which would have otherwise been sold by such Holder, an amount in cash equal to the fair value (as determined in good faith by the Board of Directors) of the securities that such Holder would otherwise receive as of the date of the issuance of such securities in exchange for the Voting Securities held by the Holder; and *provided further* that clause (iv) above shall not apply to a SPAC Transaction.

9. **Miscellaneous.**

9.1 **Survival of Warranties**. Unless otherwise set forth in this Agreement, the representations and warranties of the Company and the Investor contained in or made pursuant to the this Agreement shall survive the execution and delivery of the this Agreement and each Closing for a period of one year with respect to each such Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Investor, the Key Holders or the Company.

9.2 **Termination of Covenants**. The covenants set forth in Sections 7 and 8 of this Agreement shall terminate and be of no further force or effect upon the earliest of (a) immediately prior to the effectiveness of an IPO or Direct Listing or the closing of a SPAC Transaction; and (b) the consummation of a Sale of the Company and distribution of proceeds to or escrow for the benefit of the Holders in accordance with the Certificate of Incorporation; *provided* that the provisions of Section 8 hereof will continue after the closing of any Sale of the Company to the extent necessary to enforce the provisions of Section 8 with respect to such Sale of the Company.

9.3 **Successors and Assigns**. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the parties to this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties to this Agreement or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

9.4 **Governing Law**. This Agreement shall be governed by the internal law of the State of Delaware, without regard to conflict of law principles that would result in the application of any law other than the law of the State of Delaware.

9.5 **Counterparts**. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via email (including pdf or any electronic signature complying with the U.S. ESIGN Act of 2000, *e.g.*, www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

9.6 **Titles and Subtitles; Instructions for Users**. The titles and subtitles, and any information labeled as "instructions for users," used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

9.7 **Notice.** All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or (a) personal delivery to the party to be notified; (b) when sent, if sent by email during the recipient's normal business hours, and if not sent during normal business hours, then on the recipient's next business day; (c) five days after having been

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sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one business day after the business day of deposit with a nationally recognized overnight courier, freight prepaid, specifying next-business-day delivery, with written verification of receipt. All communications shall be sent to the respective parties at their addresses as set forth on the signature page of this Agreement, or (as to the Company) to the principal office of the Company and to the attention of the Chief Executive Officer, or, in any case, to such email address or address as subsequently modified by written notice given in accordance with this Section 9.7.

9.8 **Consent to Electronic Notice.** Each Holder consents to the delivery of any stockholder notice pursuant to the DGCL by electronic transmission pursuant to Section 232 of the DGCL (or any successor thereto) at the email address for such Holder set forth on the signature page of this Agreement, as updated from time to time by notice to the Company, or on the books of the Company. Each Holder agrees to promptly notify the Company of any change in such stockholder's email address, and that failure to do so shall not affect the foregoing.

9.9 **Fees and Expenses.** All fees and expenses incurred in connection with this Agreement (and the transactions contemplated hereby), including without limitation all fees of legal counsel or accountants, shall be borne and paid by the party incurring the same.

9.10 **Amendments and Waivers.**

(a) Any term of this Agreement may be amended, modified, terminated (subject to Section 9.2) or waived (either generally or in a particular instance, and either retroactively or prospectively) only by a written instrument executed by (i) the Company; (ii) the Key Holders holding a majority of the Key Holder Securities then held by the Key Holders who are then providing services to the Company or its subsidiary as officers, employees or consultants; and (iii) the Investor.

(b) Notwithstanding the foregoing and subject to Section 9.2:

(i) This Agreement may not be amended, modified or terminated and the observance of any term of this Agreement may not be waived with respect to any Key Holder without the written consent of such Key Holder, unless such amendment, modification, termination or waiver applies to all Key Holders in the same fashion;

(ii) The Company may, in its sole discretion, waive compliance with Section 5.3; and

(iii) Any provision of this Agreement may be waived in writing by any waiving party on such party's own behalf, without the consent of any other party.

(c) The Company shall give prompt notice of any amendment, modification or termination of this Agreement or waiver under this Agreement to any party to this Agreement that did not consent in writing to such amendment, modification, termination or waiver. Any amendment, modification, termination or waiver effected in accordance with this Section 9.10 shall be binding on each party to this Agreement, each transferee of the Shares (or the Common Stock issuable upon conversion thereof), each future holder of all such securities and all of their respective successors and permitted assigns, whether or not any such party, transferee, successor, assignee or other stockholder entered into or approved such amendment, modification, termination or waiver. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision. For purposes of this Section 9.10, the requirement of a written instrument may be satisfied in the form of an action by written consent of the stockholders circulated by the Company and executed by the stockholder parties specified, whether or not such action by written consent makes explicit reference to the terms of this Agreement.

9.11 **Severability.** In case any one or more of the provisions contained in this Agreement is for any reason held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, and such invalid, illegal or unenforceable

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provision shall be reformed and construed so that it will be valid, legal and enforceable to the maximum extent permitted by law.

9.12 **Aggregation of Stock; Apportionment**. All shares of securities held or acquired by Affiliates shall be aggregated together for the purpose of determining the availability of any rights under this Agreement and, subject to this Agreement, such Affiliates may apportion such rights as among themselves in any manner they deem appropriate.

9.13 **Delays or Omissions**. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

9.14 **Entire Agreement**. This Agreement constitutes the full and entire understanding and agreement between the parties with respect to the subject matter of this Agreement, and any other written or oral agreement relating to the subject matter of this Agreement existing between the parties is expressly canceled.

9.15 **Dispute Resolution**. The parties (a) hereby irrevocably and unconditionally submit to the jurisdiction of the Dispute Resolution Courts for the purpose of any suit, action or other proceeding arising out of or based upon this Agreement; (b) agree not to commence any suit, action or other proceeding arising out of or based upon this Agreement except in the Dispute Resolution Courts; and (c) hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter of the this Agreement may not be enforced in or by such court.

9.16 **WAIVER OF JURY TRIAL**. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, THE SHARES OR THE SUBJECT MATTER OF THIS AGREEMENT. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS (INCLUDING NEGLIGENCE), BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THIS SECTION HAS BEEN FULLY DISCUSSED BY EACH OF THE PARTIES TO THIS AGREEMENT AND THESE PROVISIONS WILL NOT BE SUBJECT TO ANY EXCEPTIONS. EACH PARTY TO THIS AGREEMENT HEREBY FURTHER WARRANTS AND REPRESENTS THAT SUCH PARTY HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT SUCH PARTY KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have executed this Series Seed Preferred Stock Purchase Agreement as of the date first above written.

COMPANY:

QNETIC CORPORATION

By: [signature]

Name: MICHAEL PRATT

Title: CEO

Address: FLAT 1603, BUILDING 8, 300 NANDAN EAST ROAD, XUHUI DISTRICT, SHANGHAI, P.R. CHINA

Email: MIKE@QNETIC.ENERGY

INVESTOR:

[Dar al Majd Consulting Engineers Co]

By: [signature]

Name: Mohammed Abdulaziz A. Al Tuwaijri

Title: Chairman

Address: PO Box: 60212, Riyadh – 11545, Saudi Arabia

Email: mtuwaijri55@gmail.com

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IN WITNESS WHEREOF, the parties hereto have executed this Series Seed Preferred Stock Purchase Agreement as of the date first above written.

KEY HOLDERS:

[NAME] MICHAEL PRATT

By: MAPratt

Address: FLAT 1603, BUILDING 8, 300 NANDAN EAST ROAD, XUHUI DISTRICT, SHANGHAI P.R. CHINA

Email: MIKE@QNETIC.ENERGY

[NAME] LOïC BASTARD

By: ______________

Address: CAOBAO Rd 1158 Long Building 18 Room 202, MINHANG, SHANGHAI

Email: LOIC@QNETIC.ENERGY

[NAME] Malcolm Mathews

By: ______________

Address: 99/41 Koolpunt Ville 8, A. Hang Dong, T. Nong Khwai, Chiang Mai, Thailand 50230

Email: malcolm@qnetic.energy

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EXHIBIT A

DISCLOSURE SCHEDULE

This Disclosure Schedule is made and given pursuant to Section 2 of this Agreement. All capitalized terms used but not defined herein shall have the meanings as defined in this Agreement, unless otherwise provided. The section numbers below correspond to the section numbers of the representations and warranties in this Agreement; *provided, however,* that any information disclosed herein under any section number shall be deemed to be disclosed and incorporated into any other section number under this Agreement where such disclosure would be appropriate and such appropriateness is reasonably apparent from the face of such disclosure. Nothing in this Disclosure Schedule is intended to broaden the scope of any representation or warranty contained in this Agreement or to create any covenant. Inclusion of any item in this Disclosure Schedule (1) does not represent a determination that such item is material or establish a standard of materiality, (2) does not represent a determination that such item did not arise in the ordinary course of business, (3) does not represent a determination that the transactions contemplated by this Agreement require the consent of third parties, and (4) shall not constitute, or be deemed to be, an admission to any third party concerning such item. This Disclosure Schedule includes brief descriptions or summaries of certain agreements and instruments, copies of which are available upon reasonable request. Such descriptions do not purport to be comprehensive and are qualified in their entirety by reference to the text of the documents described, true and complete copies of which have been made available to the Investor or their counsel.